Exhibit 10.18.1

AMENDMENT NO. 1 TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Change in Control Agreement (the “Agreement”) by and between Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”) and Kenneth E. Cruse (the “Executive”) is to be effective as of December 31, 2008.

WHEREAS, in order to avoid certain adverse federal income tax consequences to the Executive under the Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, the Company and the Executive desire to implement certain amendments to the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 2(e)(ii) shall be deleted and replaced in its entirety with the following:

“The Company’s material reduction of the Executive’s annual base salary or bonus opportunity as in effect immediately prior to a Change in Control;”

2.	Section 2(e)(iv) shall be deleted and replaced in its entirety with the following:

“The Company’s failure to cure a material breach of its obligations under this Agreement in accordance with the requirements of this section.”

3.	The following sentence shall be added to the end of Section 2(e):

“The Executive must provide written notification of his intention to resign within ninety (90) days after the Executive knows of the occurrence of any event constituting Good Reason and the Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason under this Section 2(e).”

4.	The third sentence in Section 4(a) shall be deleted and replaced in its entirety with the following:

“The reduction of amounts payable hereunder, if applicable, shall be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, then the Payments shall be reduced in the inverse order in which they are to be paid (e.g., the last payment will be reduced first) until the reduction specified is achieved.”

5.	The following sentences shall be added to the end of Section 8(h):

“Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment or benefit to be provided under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under Sections 2 and 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.”

IN WITNESS WHEREOF, this Amendment has been duly executed on this 22nd day of December, 2008.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ Arthur L. Buser, Jr.
Name:	Arthur L. Buser, Jr.
Title:	President

EXECUTIVE

/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse